The following is included in the December 2, 1997 Update, a bulletin posted for employees and will also be otherwise disseminated to employees:



                                                       December 2, 1997


Remember to Vote Your Proxy!

/ X / For

If you are a stockholder and didn't receive your proxy materials or if you've misplaced them, please call Con Edison Investor Services at 1-800-522-5522.